EXHIBIT 99.1

OSG

OVERSEAS SHIPHOLDING GROUP, INC.	PRESS RELEASE

For Immediate Release

OVERSEAS SHIPHOLDING GROUP AND AKER SIGN SETTLEMENT AGREEMENT

New York – December 11, 2009 – Overseas Shipholding Group, Inc. (OSG or the Company; NYSE: OSG), a market leader in providing energy transportation services, today announced it has entered into a settlement agreement with American Shipping Company ASA (“AMSC”), Aker Philadelphia Shipyard ASA, and Aker Philadelphia Shipyard, Inc. (“APSI”), (collectively “Aker”) that settles all outstanding commercial disputes between OSG and Aker and provides for the dismissal with prejudice of all the claims in the arbitration among the parties. The settlement also provides for certain modifications to other existing agreements among AMSC and OSG, including eliminating restrictions on OSG’s ability to purchase Jones Act product tankers, changes to the profit sharing agreement as well as providing vessel purchase rights under specific conditions. The settlement agreement has received all necessary third party approvals as well as approval from the U.S. Coast Guard.

In connection with the agreement, OSG will purchase two Handysize product carriers, the Overseas Cascade and Hull 015 (TBN Overseas Chinook) for approximately $115 million per vessel. The Overseas Cascade delivered to OSG simultaneous with today’s settlement announcement. The Overseas Cascade and TBN Overseas Chinook will be converted to shuttle tankers and have been chartered out to Petrobras America, Inc. (Petrobras). Following conversion work, the vessels are expected to deliver to Petrobras in the second quarters of 2010 and 2011, respectively. The shuttle tankers will transport oil from Petrobras’ FPSO (Floating Production Storage and Offloading) facilities located in the Cascade and Chinook ultra-deepwater fields in the U.S. Gulf of Mexico.

Of APSI’s 12 ship newbuild program with OSG, eight vessels have been delivered and four additional vessels deliver through 2011.

In connection with the settlement, Evercore Partners acted as financial advisor to OSG. Proskauer Rose LLP acted as legal counsel to OSG.

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About OSG - Overseas Shipholding Group, Inc. (NYSE: OSG), a Dow Jones Transportation Index company, is one of the largest publicly traded tanker companies in the world. As a market leader in global energy transportation services for crude oil, petroleum products and gas in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in New York City, NY. More information is available at www.osg.com.

Contact Information - For more information contact: Jennifer L. Schlueter, Vice President Corporate Communications and Investor Relations, OSG Ship Management, Inc. at +1 212.578.1699.